Exhibit 99.1

United Development Funding III, L.P.
August 4, 2011
12 p.m. CST

Rosa Zajicek:
Certain statements contained in this presentation are forward-looking statements that reflect management’s current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and other similar expressions of a future or forward-looking nature identify forward-looking statements, which speak only as of the date the statement was made.

All statements we make other than statements of historical fact are forward-looking statements, and  involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other important factors include, among others:  our ability to effectively compete with other real estate lenders; fluctuations in interest rates; fluctuations in commercial and residential mortgage markets; demographic trends causing an adverse change in population growth, household formations and population migration and immigration in our principal markets; our ability to identify suitable investments and loans to originate or purchase; general economic and housing conditions in our principal markets; our dependence on key personnel; changes in laws and regulations affecting the lending and real estate industries; current risks of terrorist activity and acts of war; conflicts of interest of some of our key personnel and affiliates; and other unknown contingencies. This list of factors is not exhaustive and should be read in light of the risks identified in the “Risk Factors” section of the Report on Form 10-K of United Development Funding III, L.P., or UDF III.

The forward-looking statements contained in this presentation are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Market data, forecasts and other information used in this presentation have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in the United Development Funding III, L.P. Reports on Forms 10-K and 10-Q.

Todd Etter:
Good afternoon and thank you for taking the time to listen in on this call.  My name is Todd Etter and I serve as Chairman for UMT Holdings, the parent company of UMTH Land Development, which serves as the General Partner of United Development Funding III, L.P.  I am the co-founder of United Development Funding.  I am an investor in UDF III since 2006 and my extended family is invested in UDF III.

Many of you have received our 2010 Annual Report and would like to learn more about your investment with United Development Funding III, L.P.  I refer our unitholders to the Annual Report for more in-depth discussion of our fund.  Now, I would like to take a few minutes to recap where we are with UDF III.

We began making investments in 2006 concurrent with the public offering of our units.  We make development loans to single-family lot developers who sell their lots to national and regional home builders.  We make loans primarily with respect to projects where the completed subdivision will consist of homes at or below the median price of the U. S. housing market – “affordable housing.”  We are pleased to have been meeting our investment objectives in a challenging residential real estate market over the last five years.

While housing woes have beleaguered the national economy, Texas markets continue to be some of the strongest homebuilding markets in the country.   Texas is the largest homebuilding market in the country based on the U. S. Census Bureau’s measurements of housing permits and starts.  We believe that Texas cities will continue to be among the first in the county to recover based on employment figures, consumer confidence, gross metropolitan product and new home demand.  Currently, 96% of our portfolio relates to property located in the state of Texas and we intend to invest only in markets that demonstrate similarly sound economic and demand fundamentals – fundamentals that we believe will be the drivers of the recovery, with balanced supplies of homes and finished lots.  In all major Texas markets, Dallas, Fort Worth, Austin, Houston and San Antonio, annual new home sales continue to outpace starts, leading to reduced inventories.   With the lack of conventional development financing, the supply of finished lots continues to decline in the major Texas cities.

As of March 31, 2011, we had originated 59 loans for approximately $460.9 million. 27 loans have been repaid in full.  We have approximately $54 million of loan commitments to be funded.  At March 31, 2011, our assets consisted of $332 million in real estate secured loans and approximately $17.7 million in cash, interest receivable and other assets.  As of March 31, 2011 we had reserved $7.5 million for loan losses, with actual losses of $276,000, leaving a reserve of approximately $7.2 million.

In October 2010 we received an independent valuation analysis of our limited partnership interests.  We reported our unit value as of October 22, 2010 to be $20 per unit.

Total revenue for 2010 was approximately $49 million and earnings approximated $40 million, or $2.05 per limited partnership unit.  Revenues for the first quarter of 2011 approximated $12.8 million and earnings approximated $10.2 million, or $0.57 per limited partnership unit.

Our distributions, which commenced in September 2006, are currently paid to our limited partners at a 9.75% annualized return on their invested capital, assuming a $20 per unit purchase price.

Our general partner has determined it is not in the best interest of our unitholders to list our units for trading on any securities exchange or over-the-counter market; therefore, no public market exists for our units and we cannot be sure if one will ever develop.  As an alternative means for selling your units, we introduced our Unit Redemption Program, or “URP,” in May of 2006.  The purpose of the URP is to provide limited liquidity to investors who wish to sell their units while protecting the value of our units for the remaining investors.  Effective June 30, 2009, in order to conserve cash and in response to increasing requests for redemptions, we limited our redemptions primarily to those requested as a result of death, disability and exigent circumstances.  Under the URP, from its inception in May of 2006 we have redeemed 24,068 units at an average price of $19.74 per unit. Our general partner will revisit the URP in the fourth quarter of 2011.

In conclusion, during the worst economic and housing crisis since the Great Depression, in an environment where the demand for yield is challenging and constant, UDF III has performed to expectation.  Our management team is committed to continue to execute on our underwriting and invest in only those homebuilding markets that demonstrate affordable and stable home prices, balanced supplies, strong demand fundamentals and strong economies.  Today those markets are located primarily in Texas, and we believe Texas will continue to lead the nation in the economic and housing recovery.

Thank you for your continued support of United Development Funding III, L.P. over the past five years.  We remain dedicated to continuing the performance of your investment in the months and years ahead.

Thank you for spending this time with me today.

Russell Childs:	How are things shaping up? Inventories decreasing? How long can we expect this to continue?
Todd Etter:	Banks are not lending for development. UDF III is lending for development. There is need for more development financing.

Russell Childs:	Liquidity plan – please recap liquidity options.
Todd Etter:	Effective with the 7th anniversary of the offering effective date, each investor will have the option to not have their portion of principal reinvested and returned to them as each loan pays off.

Russell Childs:	Is the option to take principal back an annual option?
Todd Etter:	Investors can opt to have their portion of principal repayments paid to them at any time after the 7 year anniversary of the offering effective date.

We recommend our investors read the Quarterly and Annual Report and specifically our letter to investors and the “material trends” section.